Exhibit 99.1

Cybersecurity Solutions Provider BIO-key’s 2022 Revenues Increased 37% to $7.0M

Reflecting Growing Base of Annual Recurring Revenue; Investor Call Today at 10am ET

Expects record quarterly revenue in Q1 2023

WALL, NJ – March 31, 2023 - BIO-key® International, Inc. (Nasdaq: BKYI), an innovative provider of workforce and customer Identity and Access management (IAM) and Identity-Bound Biometric (IBB) solutions, today reported results for its fourth quarter (Q4’22) and year ended December 31, 2022 (FY’22). BIO-key will host an investor call today at 10:00 a.m. ET (details below) to review its results and outlook.

Highlights:

●	Q4’22 revenues grew 88% to $1.7M and FY’22 revenues increased 37% to $7.0M, reflecting increasing software and services revenues, partially offset by lower hardware revenue in both periods.
●

Continued strength in higher education franchise, including recent IAM deployments with the University of Georgia’s Abraham Baldwin Agricultural College; National Louis University; and California’s Santa Rosa Junior College.

●	Growth in government sector customer base, including recent deployments with Orleans County, NY; Robeson County, NC; several Florida county governments; and six other county governments across the US.
●	Significant expansion of distribution partner network in FY’22 and early 2023. New partnerships include BeyondTrust; Bravanta Group; Progeso Networks & Security; and public-sector partner SYNNEX.
●	Growth in enterprise customer base in FY’22, including adding a large Southwest US Auto Group in Q4.
●	Launched Mobile Authenticator App (MobileAuth) in 2022, featuring both server-secured and on-device multi-biometrics, as well as additional IAM innovations at recent Gartner IAM Summit.

BIO-key Chairman & CEO Michael DePasquale commented, “BIO-key closed 2022 with solid revenue growth that enabled us to achieve full-year revenues of $7 million and hit the low end of our revenue guidance. We made significant progress building our customer footprint in 2022, expanding our base of high-margin, annual recurring revenue and increasing global awareness our solutions. With PortalGuard in the U.S. and Swivel Secure in Europe and the Middle East, we now serve over 600 customers around the world. Our business model is predominately software-as-a service (SaaS) or subscription, and the vast majority of our new business is partner based, reflecting the focus and strength of our sales model.

“Our net loss increased due to expenses associated with the acquisition of Swivel Secure Europe in March; our PortalGuard IDaaS marketing build; the continued development of enhanced features for PortalGuard and MobileAuth; and related personnel costs. In response, we have taken steps to streamline our headcount and overhead and are actively working to reduce our hardware inventories, which will have a positive impact in moving the company toward profitability in 2023.

“During 2022, we reported increased revenues in North America, Europe, the Middle East, South America, and Asia, but not in Africa, where continued delays in the rollout of government sponsored national ID programs have impacted our progress. We expect continued growth on a global basis in 2023 and are cautiously optimistic regarding the potential for forward movement in Africa.

“Innovation remains key to our business growth and success, as we continue to enhance our offerings of password-less and mobile IAM solutions that incorporate our proprietary Identity-Bound Biometrics (IBB) capabilities. 2022 milestones included launching our Mobile Authenticator App, to support server-secured and on-device multi-factor authentication, and introducing an enhanced admin panel for our PortalGuard, Identity-as-a-Service (IDaaS) platform.

“Our PortalGuard IDaaS franchise continues to expand across higher education, county governments, and enterprises. Customers prefer this highly efficient, cost-effective solution that delivers scalable, secure and easy to deploy user access – both on-site and off-site.

“To enhance the global awareness and reach of our solutions and brand, we have expanded our direct sales team, supported by traditional and digital marketing. As part of a management transition announced in January 2023, we hired Galen Rodgers as VP of Channels and Chad Carter as VP of Sales in North America, each of whom has more than two decades of industry sales experience with larger organizations in our field.

“With cybersecurity challenges accelerating at an unprecedented rate, industry forecasts suggest record level spending in 2023. Nearly a third of organizations have launched passwordless solutions, up from 22% last year, leaving substantial untapped opportunities for BIO-key. We believe our password-less multi-factor solutions with identity-bound biometrics, offer a unique and cost-effective solution for organizations across most verticals and use cases. Our global footprint of direct sales and distribution partner resources have developed a significant pipeline of sales projects and prospects, while also positioning us to pursue new opportunities.

Outlook

“The company is off to a strong start in 2023 and we expect that Q1’23 will significantly exceed revenue reported for our strongest quarter in 2022. Q1 results should also reflect a sequential decrease in overhead expenses vs. Q4’22. Reflecting this momentum, our expanded solutions set and distribution reach, as well as our sales pipeline, we are confident that 2023 will be a period of substantial top-line growth and bottom-line improvement. Supporting our outlook is our growing base of high-margin, contracted annual recurring revenues, which we estimated to be approximately $7M million per year at the beginning of 2023.”

Financial Results

Please note that the audit of our 2022 financial statements has not been completed as of the date of this press release and the financial statements and financial information provided below have not been finalized and are subject to change.

FY’22 revenue increased 37% to $7.0M from $5.1M in FY’21, due primarily to the acquisition of Swivel Secure Europe in March of 2022 and higher software license and service fees, partially offset by lower hardware sales. Q4’22 revenue increased 88% to $1.76M from $0.93M in Q4’21, also due to the acquisition and strength in software license fees and services revenue.

Gross profit rose to $5.0M in FY’22 versus $3.4M in FY’21 due to sales growth and a higher realized gross margin. FY’22 gross margin improved to 70.9% from 67.3% in FY’21, benefitting from a revenue mix that included more software revenue and less hardware revenue than in FY’21.

Total FY’22 operating expenses of $14.7M (vs. $8.4M in FY’21) included a non-cash impairment charge for goodwill of $1.8M, as well as increases in SG&A and Research, Development and Engineering expenses. The SG&A increase included marketing expenses, legal, professional and other fees and expenses incurred in connection with the acquisition of Swivel Secure and our secured loan financing, as well as bad debt expense and an allowance for doubtful accounts in Q4. Higher research, development & engineering expenses were due to increased personnel costs, including consulting, wages, and benefits for new employees and for continued product development, including the Q3 launch of significant enhancements for BIO-key’s MobileAuth application. As mentioned above, we have undertaken a number of expense reduction initiatives that will reduce our overall expenses in FY 2023.

Reflecting the impairment charge and higher overhead expenses in FY’22, BIO-key reported a net loss of $10.2M, or $1.26 per share vs. $5.1M, or $0.65 per share in FY’21. Q4’22 net loss was $5.1M, or $0.62 per share, compared to $2.0M, or $0.26 per share in Q4’21.

Balance Sheet

At year-end 2022, BIO-key had current assets of $9.4M, including $2.6M of cash and cash equivalents, $1.5M of accounts receivable, and $4.8M of inventory. The company had a current note payable and current portion of loans due totaling $2.2M.

Conference Call Details

Date / Time:	Today, March 31st at 10 a.m. ET
Call Dial In #:	1-877-418-5460 U.S. or 1-412-717-9594 International
Live Webcast / Replay:	Webcast & Replay Link – Available for 3 months.
Audio Replay:	1-877-344-7529 U.S. or 1-412-317-0088 Int’l; code 9611876

About BIO-key International, Inc. (www.BIO-key.com)

BIO-key is revolutionizing authentication and cybersecurity with biometric-centric, multi-factor identity and access management (IAM) software managing millions of users. Its cloud-based PortalGuard IAM solution provides cost-effective, easy to deploy, convenient and secure access to devices, information, applications, and high-value transactions. BIO-key's patented software and hardware solutions, with industry-leading Identity-Bound Biometric (IBB) capabilities, enable large-scale Identity-as-a-Service (IDaaS) solutions, as well as customized on premises solutions.

BIO-key Safe Harbor Statement

All statements contained in this press release other than statements of historical facts are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the "Act"). The words "estimate," "project," "intends," "expects," "anticipates," "believes" and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are made based on management's beliefs, as well as assumptions made by, and information currently available to, management pursuant to the "safe-harbor" provisions of the Act. These statements are not guarantees of future performance or events and are subject to risks and uncertainties that may cause actual results to differ materially from those included within or implied by such forward-looking statements. These risks and uncertainties include, without limitation, our history of losses and limited revenue; our ability to raise additional capital; our ability to protect our intellectual property; changes in business conditions; changes in our sales strategy and product development plans; changes in the marketplace; continued services of our executive management team; security breaches; competition in the biometric technology industry; market acceptance of biometric products generally and our products under development; our ability to execute and deliver on contracts in Africa; our ability to expand into Asia, Africa and other foreign markets; our ability to integrate the operations and personnel of Swivel Secure into our business; fluctuations in foreign currency exchange rates; the duration and severity of the current coronavirus COVID-19 pandemic and its effect on our business operations, sales cycles, personnel, and the geographic markets in which we operate; delays in the development of products and statements of assumption underlying any of the foregoing as well as other factors set forth under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2021 and other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Except as required by law, we undertake no obligation to disclose any revision to these forward-looking statements whether as a result of new information, future events, or otherwise.

Engage with BIO-key

Facebook – Corporate:	https://www.facebook.com/BIOkeyInternational/
LinkedIn – Corporate:	https://www.linkedin.com/company/bio-key-international
Twitter – Corporate:	@BIOkeyIntl
Twitter – Investors:	@BIO_keyIR
StockTwits:	BIO_keyIR

Investor Contacts

William Jones, David Collins

Catalyst IR

BKYI@catalyst-ir.com

212-924-9800

BIO-key International, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three months ended December 31,		Years ended December 31,
	2022	2021	2022	2021
Revenues
Services	$586,854	$288,191	$1,789,720	$1,273,354
License fees	1,043,460	544,199	4,584,052	2,555,809
Hardware	128,109	102,542	646,486	1,285,326
Total revenues	1,758,423	934,932	7,020,258	5,114,489
Costs and other expenses
Cost of services	167,930	174,815	722,152	686,175
Cost of license fees	301,740	49,871	906,417	183,199
Cost of hardware	114,723	147,365	411,001	803,555
Total costs and other expenses	584,393	372,051	2,039,570	1,672,929
Gross profit	1,174,030	562,881	4,980,688	3,441,560

Operating Expenses
Selling, general and administrative	3,326,923	1,752,344	9,642,200	6,028,360
Research, development and engineering	833,381	809,856	3,252,236	2,355,056
Impairment of goodwill	1,776,478	-	1,776,478	-
Total Operating Expenses	5,936,782	2,562,200	14,670,914	8,383,416
Operating Loss	(4,762,752)	(1,999,319)	(9,690,226)	(4,941,856)

Other income (expense)
Interest income	17	299	233	4,075
Loss on foreign currency transactions	(58,677)	-	(58,677)	(50,000)
Investment-debt security reserve	(262,821)	(30,000)	(452,821)	(60,000)
Noncash interest expense	(19,488)	-	(19,488)	(18,000)
Interest expense	(6,851)	-	(10,462)	-
Total other income (expense), net	(347,820)	(29,701)	(541,215)	(123,925)
Net loss	$(5,110,572)	$(2,029,020)	$(10,231,441)	(5,065,781)

Comprehensive loss:
Net loss	$(5,110,572)	$(2,029,020)	$(10,231,441)	$(5,065,781)
Other comprehensive loss – Foreign currency translation adjustment	(13,252)	-	(242,602)	-
Net loss available to common stockholders	$(5,123,824)	$(2,029,020)	$(10,474,043)	$(5,065,781)

Basic and Diluted Loss per Common Share	$(0.62)	$(0.26)	$(1.26)	$(0.65)

Weighted Average Common Shares Outstanding:
Basic and diluted	8,229,687	7,797,573	8,100,785	7,791,741

BIO-key International, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	December 31,
	2022	2021
ASSETS
Cash and cash equivalents	$2,635,522	$7,754,046
Accounts receivable, net	1,522,784	970,626
Due from factor	49,500	49,500
Note receivable, net of allowance	-	82,000
Inventory	4,834,369	4,940,660
Prepaid expenses and other	327,045	216,041
Total current assets	9,369,220	14,012,873
Resalable software license rights	38,811	48,752
Investment – debt security, net	-	452,821
Equipment and leasehold improvements, net	107,413	69,168
Capitalized contract costs, net	283,069	249,012
Deposits and other assets	8,712	8,712
Note receivable, net of allowance	146,000	113,000
Operating lease right-of-use assets	197,355	254,100
Intangible assets, net	1,762,825	1,298,077
Goodwill	-	1,262,526
Total non-current assets	2,544,185	3,756,168
TOTAL ASSETS	$11,913,405	$17,769,041

LIABILITIES
Accounts payable	$1,108,279	$427,772
Accrued liabilities	1,009,123	828,997
Note payable, net of debt discount	1,577,172	-
Government loan – BBVA Bank, current portion	326,767	-
Deferred revenue - current	462,418	565,355
Operating lease liabilities, current portion	159,665	177,188
Total current liabilities	4,643,424	1,999,312
Deferred revenue, net of current portion	52,134	67,300
Government loan – BBVA Bank, net of current portion	120,000	-
Operating lease liabilities, net of current portion	37,829	86,974
Total non-current liabilities	209,963	154,274
TOTAL LIABILITIES	4,853,387	2,153,586

Commitments

STOCKHOLDERS’ EQUITY
Common stock — authorized, 170,000,000 shares; issued and outstanding; 9,190,504 and 7,853,759 of $.0001 par value at December 31, 2022 and December 31, 2021, respectively	919	786
Additional paid-in capital	122,108,612	120,190,19
Accumulated other comprehensive loss	(242,602)	-
Accumulated deficit	(114,806,911)	(104,575,470)
TOTAL STOCKHOLDERS’ EQUITY	7,060,018	15,615,455
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$11,913,405	$17,769,041